Exhibit 10.2

INTEROFFICE MEMO

DATE:        October 31, 2019

TO:        Darrin Vohs

FROM:    Tracey Joubert

SUBJECT:    Job change

As part of a recent re-structuring of responsibilities, we are offering you the position of Vice President Global Information Technology. Your position change will become effective on December 1, 2019. Your manager is Tracey Joubert. Your place of employment will be Milwaukee, WI. Your employer will remain Molson Coors Brewing Company (“Company”) through the end of 2019 at which time your employer may change.

Your new role is graded as a GGS level 18. Your new base salary is $385,000 inclusive of your 2020 merit increase; the next time you will be eligible for a merit increase will be April of 2021. The MCIP target for your new role is 55% of your gross annual salary. You will remain on your current bonus plan through the remainder of 2019 though the plan may change in 2020. Your actual payout will be subject to company and individual performance and could range from zero to two times your target.

You will also be eligible to participate in the Molson Coors Long-term Incentive Plan (LTIP) with the target associated with your new GGS level.

You are eligible for relocation benefits; details are included in the Tier 1 Relocation Policy attached to this document. If you have relocated with MillerCoors in the past please note the relocation benefits have changed, please make sure you review the attached policy to understand the benefits you are being offered. Molson Coors has partnered with NEI Global Relocation Company (NEI) to help guide you through your move. Please allow 5 business days for your NEI Account Executive to contact you. You will be expected to work full normal business hours in your new location by July 1, 2020.

The Company will cover your relocation costs pursuant to the Relocation Policy referenced above. Because of the substantial investment required to relocate an employee, subject to the terms as outlined in the Relocation Repayment Agreement,

Exhibit 10.2
should your employment terminate with Molson Coors for any reason (other than death, location/facility closure, job elimination or a reduction in work force for which you are offered and accept severance benefits), or should you fail to relocate before the one (1) year anniversary of your transfer date, you must reimburse Molson Coors 100% of the relocation costs. After one (1) year, reimbursement will be prorated monthly and fully forgiven on the second anniversary of your transfer date. This includes tax gross-up according to the terms of the Relocation Repayment Agreement.

To assist with your travel until your final move we will provide you with a monthly stipend of $2,400 subject to applicable withholding taxes. This is to cover all commuting expenses (including transportation, lodging, etc.). No expenses relative to travel between your current location and Milwaukee should be expensed through T&E. This stipend will continue until you have relocated to the new location or June 30, 2020, whichever is sooner. If you have not relocated to your new location by July 1, 2020 any travel or expenses incurred to be in your new work location during normal business hours will become a personal expense. You must notify your HR Business Partner of your final move date once it is confirmed, This stipend will not be tax assisted.

As part of this job change, we require that you read and agree to the agreements attached:
•Acknowledgements
•Relocation Repayment Agreement
•Confidentiality & Intellectual Property Agreement
•Use of Employee Likeness Agreement
•Non-Solicitation of Employees Agreement
•Non-Compete Agreement

Compensation is reviewed annually and adjustments can be made to targets and ranges for base pay, short-term incentive or long term incentive components of the total compensation package. Additionally, the types of vehicles used by Molson Coors to fulfill the annual target compensation of the LTIP component typically are reviewed annually and may be modified.

We are pleased to be extending you this offer, which is contingent upon your acceptance of the conditions on the following Acknowledgement page. We wish you the best of luck in your new position. By signing below, you acknowledge the change in your role and acknowledge the receipt of and agree to the attached agreements and acknowledgements. Please return this dated and signed page to your HR Business Partner.

Thank you for your continued contributions and your ongoing partnership.

Exhibit 10.2

I acknowledge the change in my role effective December 1, 2019 and acknowledge receipt of and agree to the agreements and acknowledgements indicated above. Signature: /s/ Darrin Vohs Date: 4-NOV-19